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                            THIRD AMENDMENT TO
                        SECOND AMENDED AND RESTATED
                        LOAN AND SECURITY AGREEMENT


This Third Amendment to Second Amended and Restated Loan and Security Agreement (this "Third Amendment") is made and entered into this 29th day of December, 1995, by and between EXECUTONE INFORMATION SYSTEMS, INC., a Virginia corporation ("Borrower") and BANK OF AMERICA ILLINOIS, an Illinois banking corporation ("Agent" and "Lender");

WHEREAS, Borrower and Lender (including Continental Bank, an Illinois banking corporation as the predecessor of Bank of America Illinois) were parties along with Bank of Boston Connecticut and Fleet Bank, N.A. to a certain Second Amended and Restated Loan and Security Agreement dated as of August 30, 1994 (the Loan Agreement ), pursuant to which Lenders made loans and other financial accommodations to Borrower, as more particularly described therein;

WHEREAS, the Loan Agreement was amended as of January 1, 1995, by that First Amendment to the Second Amended and Restated Loan Agreement by and among the parties hereto;

WHEREAS, the Loan Agreement was further amended as of September 29, 1995, by that Second Amendment to the Second Amended and Restated Loan Agreement by and among the parties thereto;

WHEREAS, a Waiver and Consent Agreement was entered into as of December 18, 1995 (the "Waiver and Consent"), with respect to the Loan Agreement by and among the parties thereto, which had the effect of amending certain provisions of the Loan Agreement;

WHEREAS, effective December 28, 1995, Bank of America Illinois purchased the Loans, Liabilities and Commitments of Bank of Boston Connecticut and Fleet Bank N.A. under the Loan Agreement (other than the Stock Purchase Loans);

WHEREAS, Borrower has requested that Lender agree to further amend the Loan Agreement; and

WHEREAS, Borrower and Lender wish to enter into this Third Amendment in order to memorialize their mutual understanding regarding such amendments and


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to restate certain matters set forth in the Waiver and Consent;

NOW, THEREFORE, for and in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

        1. All references in the Loan Agreement, as amended, to Lenders shall be deemed to refer to the singular Lender, so long as Bank of America Illinois holds all the Liabilities (other than the Stock Purchase Loans) and Commitments to make Loans under the Loan Agreement.

        2. Borrower acknowledges that as of the date hereof the Liabilities (other than the Stock Purchase Loans) outstanding under the Loan Agreement held by Bank of America Illinois include the following:

               a)     Revolving   Loans   in  the   principal   amount   of
        $18,065,625.36; and
               b)     Letter  of  Credit   Obligations  in  the  amount  of
        $11,756,637.11.

        3. The term "Stock Purchase Reserve" shall be amended to read in its entirety as follows:

        "Stock Purchase Reserve" means, with respect to the calculation of the Borrowing Base on and after each Anniversary Date or other date specified below, an amount equal to the percentage set opposite each such Anniversary Date of the Target Stock Purchase Liabilities minus the aggregate amount by which the Stock Purchase Liabilities have been repaid or otherwise reduced since the date of the initial loan made pursuant to the Management Loan Agreement:

December 18, 1995                   33 %
Second Anniversary Date             40%
December 31, 1996                   66 %
December 31, 1997                   100%

               4. Section 5.29 of the Loan Agreement is amended to read in its entirety as follows:

               5.29 Capital Expenditures. Not, and not permit any Subsidiary to make any Capital Expenditures, or commit to make any Capital Expenditures if, after giving effect to such Capital Expenditures, the aggregate amount of all Capital Expenditures made by Borrower and its Subsidiaries on a consolidated basis in


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any Fiscal Year would exceed,  in the  aggregate,  the maximum  amount set forth opposite such Fiscal Year:

        Fiscal Year                                Maximum Amount
        ----------------------                    ---------------
        1995                                       $ 7,500,000
        1996                                       $13,500,000
        1997                                       $ 7,500,000
        1998                                       $ 7,500,000
        1999                                       $ 7,500,000


               5.     The  Terms  of the  Waiver  and  Consent  are  hereby
affirmed  and  incorporated   herein  by  reference,   with  the  following
modifications:

               (a) In accordance with paragraph 3, clause (v) of the Waiver and Consent the aggregate Transfers to Unistar shall not exceed Three Million Dollars ($3,000,000) until the Lenders have received a certified copy of a final, non-appealable order of a court of competent jurisdiction approving the interstate tele-lottery enterprise known as the National Indiana Lottery (the Court Approval ). However, notwithstanding paragraph 3, clause (iv) of the Waiver and Consent, the initial Three Million Dollars ($3,000,000) of Transfers to Unistar may be funded from Borrower s cash flow or from Revolving Loans under the Loan Agreement. Once a Court Approval is obtained and the Transfers from Borrower to Unistar exceed Three Million Dollars ($3,000,000) the entire amount of such Transfers must be funded with proceeds of New Subordinated Debt in accordance with the terms of the Waiver and Consent, unless the Agent shall otherwise consent.

               (b) Notwithstanding the terms of the Waiver and Consent, so long as the Transfers to Unistar are funded by Borrower's cash flow or proceeds of Revolving Loans, those Transfers shall be in the form of senior loans to Unistar that are not subordinated in right of payment to any other indebtedness of Unistar.

        6.     (a)    The term Revolving Credit  Amount shall be amended to read in its entirety as follows:

                       Revolving Credit Amount shall mean $45,000,000.

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               (b)     The   Commitment   of  Bank  of   America   Illinois
                       (formerly known as Continental Bank) as set forth on the signature page of the Loan Agreement shall be increased to $45,000,000; and the Commitments of Fleet Bank N.A. and Bank of Boston Connecticut shall be reduced to zero.

        7. Representations and Warranties. To induce Lender to make the financial accommodations to Borrower contemplated hereby, Borrower hereby restates and renews each and every representation and warranty of Borrower set forth in the Loan Agreement, including, without limitation, in Section 4 thereof, and in each of the Related Agreements to which Borrower is a party or by which it is bound (except to the extent such representations and warranties are untrue solely as a result of transactions previously consented to by Lender in writing) and hereby further represents and warrants in favor of Lender as follows: (a) Borrower is duly authorized to execute and deliver this Third Amendment and any Related Agreements contemplated hereby and is and will continue to be authorized to obtain the loans contemplated by the Loan Agreement, as amended by this Third Amendment, and to perform its obligations under the Loan Agreement, as amended by this Third Amendment, and any Related Agreements contemplated hereby; (b) the execution, delivery and performance by Borrower of this Third Amendment and of any Related Agreements contemplated hereby do not and will not require any consent or approval of any governmental agency or authority or other Person which has not been obtained and a copy thereof delivered to Lenders; (c) the execution, delivery and performance by Borrower of this Third Amendment and any Related Agreements do not and will not conflict with (i) any provisions of law, (ii) the Charter or bylaws of borrower,
(iii) any agreement binding upon Borrower or (iv) any court or administrative order or decree applicable to Borrower, and do not and will not require, or result in, the creation or imposition of any Lien on any assets of Borrower except as provided in the Loan Agreement; (d) this Third Amendment and any Related Agreements contemplated hereby, when duly executed and delivered, will be legal, valid and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditors rights or by general principles of entity limiting the availability of equitable


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remedies and (e) after giving effect to the execution and delivery of this Third
Amendment and the consummation of the transactions contemplated hereby, no Event of Default or Unmatured Event of Default has occurred and is continuing.

               8. Miscellaneous. Except as set forth expressly herein, all terms of the Loan Agreement and the Related Agreements shall be and remain in full force and effect and shall constitute the legal, valid, binding and enforceable obligations of Borrower. To the extent any terms and conditions in any of the Related Agreements shall contradict or be in conflict with any terms or conditions of the Loan Agreement, after giving effect to this Third Amendment, such terms and conditions are hereby deemed modified and amended accordingly to reflect the terms and conditions of the Loan Agreement as modified and amended hereby. Each reference to the Loan Agreement in any Related Agreement shall be deemed to refer the Loan Agreement, as amended by this Third Amendment. Borrower hereby restates, ratifies and reaffirms each and every term and condition set forth in the Loan Agreement, as amended hereby, and the Related Agreements effective as of the date hereof. To induce Lender to enter into this Third
Amendment and to continue to make Revolving Loans to Borrower under the Loan Agreement, Borrower hereby acknowledges and agrees that, as of the date hereof, there exists no right of offset, defense, counterclaim or objection in favor of Borrower as against Lender with respect to the Liabilities. This Third Amendment shall be governed by, and construed in accordance with, the laws of the State of Illinois and all applicable federal laws of the Untied States of America. Borrower agrees to pay on demand all costs and expenses of Lenders in connection with the preparation, execution, delivery and enforcement of this Third Amendment and any other Related Agreements executed in connection herewith, the closing hereof, and any other transactions contemplated thereby, including the fees and out-of-pocket expenses of Lender s counsel. In the event of Borrower s failure to pay such fees on demand, such fees may be charged as Revolving Loans. All defined terms herein shall have the meanings ascribed thereto in the Loan Agreement and in the Waiver and Consent.




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               IN WITNESS  WHEREOF,  the  parties  hereto have caused this Third
Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

EXECUTONE INFORMATION SYSTEM, INC.


By:
Name:
Title:


BANK OF AMERICA ILLINOIS


By:
Name:
Title:


BANK OF AMERICA ILLINOIS, as Agent


By:
Name:
Title:




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